UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 20, 2015

PACIFIC GREEN TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54756	n/a
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5205 Prospect Road, Suite 135-226, San Jose, CA	95129
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(408) 538-3373

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into Material Definitive Agreement

ITEM 5.02	Departure Of Directors or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers

We entered into an agreement dated July 20, 2015 with Mr. Alexander Shead. Pursuant to this agreement, Mr. Shead has agreed to serve as a director of our company. As a director of our company, Mr. Shead shall be compensated $1,000 for every calendar month of the term of the agreement. The term of the agreement is for 12 months.

On July 20, 2015, we appointed Mr. Shead as a director of our company.

Alexander Shead – age 54, Director

Alexander Shead, age 54, is a British, Australian and Swiss national. In 1993, Mr. Shead co-founded Stuart Alexander in the UK, an insurance advisory business which was sold to AXA UK. In 2004, he moved to Australia where he was a cornerstone investor and Director of Milne Alexander, a boutique insurance broking and advisory firm until its sale in 2007. Between 2007 and 2014, Mr. Shead was the Executive Chairman of the Mecon Winsure Insurance Group until its sale to Steadfast Group Limited in 2014.

In 2008, Mr. Shead founded Food Ladder International, an international NGO established to create financially sustainable social enterprises that empower disadvantaged individuals through employment. He remains a Director of Food Ladder International. In 2009, Mr. Shead became a director of First Unity Financial Group, a wealth management business that was sold in 2011. In 2012, he became and still remains as the Non-Executive Chairman of Lockton Companies Australia, the Australian arm of Lockton, the world’s largest privately owned, independent insurance brokerage firm.

Mr. Shead was educated at Harrow School in England and the Sorbonne University in Paris.

Our company believes that Mr. Shead’s educational background, and business and operational experience give him the qualifications and skills necessary to serve as a director of our company.

Item 9.01	Financial Statements and Exhibits

10.1	Agreement between our company and Alexander Shead dated July 20, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 30, 2015	PACIFIC GREEN TECHNOLOGIES INC.

/s/ Neil Carmichael
Neil Carmichael
President and Director

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